Exhibit 99.1

urban-gro, Inc. Reports Preliminary Fiscal Third Quarter 2020 Results

•	Third Quarter Revenue Expected to Increase 105% to 115% from the Second Quarter of 2020
•	Results Position Company to Achieve Positive Adjusted EBITDA For the First Time as a Public Reporting Company

Lafayette, CO (October 21, 2020) – urban-gro, Inc. (OTCQX: UGRO) (“urban-gro” or the “Company”), a leading global horticulture company that engineers and designs proprietary indoor commercial Controlled Environment Agriculture (“CEA”) facilities and integrates complex environmental equipment systems into these high-performance facilities, announced today its preliminary and unaudited expected Revenues and Adjusted Earnings before Interest, Taxes, Depreciation and Amortization (“Adjusted EBITDA”) for its fiscal third quarter ended September 30, 2020.

urban-gro expects its preliminary and unaudited fiscal third quarter 2020 Revenue to be between $8.0 million and $8.5 million, compared to $4.0 million in its fiscal second quarter 2020. This 105% to 115% expected increase in Revenue was driven by an increase in the shipment of complex environmental equipment systems and sales of other cultivation equipment predominantly tied to design contracts signed within the trailing 12 months.

In addition, the Company expects Adjusted EBITDA for the fiscal third quarter 2020 to be between $0.2 million and $0.3 million, which represents a sequential improvement of over $0.5 million from Adjusted EBITDA of ($0.3) million in the second quarter of 2020.

“Fiscal Q3 2020 represents a pivotal quarter for urban-gro. We were successful in achieving our previously announced goal of strengthening our financial position and attaining quarterly positive Adjusted EBITDA in fiscal 2020. Further, in combination with the recently announced amendment to our debt facility, we are now aligned and highly focused to build on this momentum as we enter a transformational phase of growth for the Company,” said Bradley Nattrass, Chief Executive Officer and Chairman of urban-gro.

urban-gro expects to file its Form 10-Q for the period ending September 30, 2020 by the filing deadline of November 16, 2020.

About urban-gro, Inc.

urban-gro, Inc. (OTCQX: UGRO) is a leading engineering design and services company focused on the commercial indoor horticulture market. We engineer and design indoor commercial Controlled Environment Agriculture (“CEA”) facilities and then integrate complex environmental equipment systems into these high-performance facilities. Operating in the global market, our custom-tailored approach to design, procurement, and equipment integration provides a single point of accountability across all aspects of indoor growing operations. We also help our clients achieve operational efficiency and economic advantages through a full spectrum of professional services and programs focused on facility optimization and environmental health. Visit www.urban-gro.com to learn more.

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Safe Harbor Statement

This press release contains forward looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. When used in this release, terms such as “believes,” “estimates,” “should,” “could,” “would,” “plans,” “expects,” “intends,” “anticipates,” “may,” “forecasts,” “projects” and similar expressions and variations as they relate to the Company or its management are intended to identify forward-looking statements. Such forward-looking statements are based on current expectations, forecasts, and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially from those anticipated or expected, including statements related to the demand for our services and products, our ability to manage the adverse effect brought on by the COVID-19 pandemic, our ability to execute on our strategic plans, our ability to achieve positive cash flows or profitability, our ability to achieve and maintain cost savings, the sufficiency of our liquidity and capital resources, and our ability to achieve our key initiatives for 2020. A more detailed description of these and certain other factors that could affect actual results is included in the Company’s filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date hereof, except as may be required by law.

Non-GAAP Financial Measures

This press release includes the non-GAAP (Generally Accepted Accounting Principles) financial measure of Adjusted EBITDA. The Company defines Adjusted EBITDA as net income(loss) attributable to urban-gro, determined in accordance with GAAP, excluding the effects of certain operating and non-operating expenses, including, but not limited to, interest expense, depreciation of tangible assets, amortization of intangible assets, impairment of investments, and stock-based compensation that the Company does not believe reflect our core operating performance. At the present time, the Company is unable to provide a reconciliation of net income(loss) to Adjusted EBITDA. The Company anticipates including this reconciliation in urban-gro’s quarterly report on Form 10-Q for the quarter ended September 30, 2020. Non-GAAP financial measures provided without the most directly comparable GAAP financial measures may vary materially from the corresponding GAAP financial measures.

Non-GAAP financial measures should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. Non-GAAP financial measures do not reflect a comprehensive system of accounting, differ from GAAP measures with the same names and may differ from non-GAAP financial measures with the same or similar names that are used by other companies. The Company believes that Adjusted EBITDA provides meaningful supplemental information regarding the Company's operating results primarily because it excludes amounts that are not considered part of ongoing operating results when planning and forecasting and when assessing the performance of the organization. In addition, the Company believes that Adjusted EBITDA is used by analysts and others in the investment community to analyze the Company's historical results and in providing estimates of future performance and that failure to report this non-GAAP measure could result in confusion among analysts and others and create a misplaced perception that the Company's results have underperformed or exceeded expectations.

urban-gro Investor Relations Contact:

Dan Droller

EVP Corporate Development

Phone: 720-390-3880

Email: investors@urban-gro.com

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